Exhibit 99.1

Robert C. Thomas
Sr. Vice President & General Counsel

January 17, 2008

Important Updated Notice Concerning Your Rights To Engage in Any

Transactions Involving Edge Petroleum Corporation’s Stock

Dear Director or Executive Officer:

As you know, Edge Petroleum Exploration Company (the “Company”) instituted a blackout period with respect to the Edge Petroleum Exploration Company Employees’ Savings & Profit Sharing Plan (the “Plan”) in connection with the transition of accounts and records to Fidelity Investments, the Plan’s new recordkeeper.  This blackout period began on December 19, 2007 and was expected to end on January 25, 2008 (the “401k Plan Blackout Period”).  As I previously advised you, the 401k Plan Blackout Period was imposed on executive officers and directors of the Company under Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and you were generally prohibited, directly or indirectly, from purchasing, selling or otherwise acquiring or transferring during the 401k Plan Blackout Period any equity securities of the Company (or derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of the Company.

Fidelity Investments has notified the Company that the transition was completed sooner than expected and, as such, the 401k Plan Blackout Period has been terminated.  Accordingly, the restrictions regarding your ability to effect transactions in shares of any equity security of the Company as a result of the 401k Plan Blackout Period are likewise terminated effective as of the date of this notice.

However, the termination of the 401k Plan Blackout Period will not affect any other trading blackout to which you may currently be subject.  All other current trading blackouts remain in full force and effect.

If you have any questions concerning the termination of the 401k Plan Blackout Period or other questions regarding this updated notice, you should contact:

Robert C. Thomas

1301 Travis, Suite 2000

Houston, TX 77002

Phone: 713-427-8814 or email: rthomas@edgepet.com

Sincerely,

/s/ Robert C. Thomas

Robert C. Thomas

Sr. Vice President, General

Counsel and Corporate Secretary